Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:  Kenneth R. Howe
Chief Financial Officer
(248) 737-4190

AGREE REALTY CORPORATION ANNOUNCES APPOINTMENT OF LAITH HERMIZ
AS EXECUTIVE VICE PRESIDENT

FARMINGTON HILLS, Michigan (April 5, 2010) - Agree Realty Corporation (NYSE:  ADC) is pleased to announce the appointment of Laith Hermiz as Executive Vice President of the Company. Mr. Hermiz will be responsible for implementing new development and redevelopment initiatives as well as overseeing Agree’s asset management initiatives.

“We are extremely pleased to add Laith to our leadership team,” said Joey Agree, President and Chief Operating Officer of Agree Realty.  “He brings a wealth of knowledge, a unique skill-set, as well as extensive experience to the Company.”

Mr. Hermiz holds a Bachelor of Science degree from Loyola University – Chicago and a Juris Doctorate degree from University of Detroit Mercy School of Law.  He is a licensed attorney and real estate broker in the State of Michigan.  He is also an active member of the State Bar of Michigan and the International Council of Shopping Centers.

Agree Realty is engaged in the ownership, management and development of properties which are primarily single tenant properties leased to major retail tenants and neighborhood community shopping centers.  Agree Realty owns and operates a portfolio of 72 properties, located in 15 states and containing approximately 3.5 million square feet of leasable space.  For more information, visit www.agreerealty.com.